Exhibit 16.1

June 6, 2025

U.S. Securities and Exchange Commission

100F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by Karman Holdings, Inc. included under Item 4.01 of its Current Report on Form 8-K dated June 4, 2025 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP